  Exhibit (a)(5)(A)
FOR IMMEDIATE RELEASE

AB VALUE PARTNERS, LP AND AB OPPORTUNITY FUND, LLC
COMMENCE TENDER OFFER TO PURCHASE ALL OF THE OUTSTANDING SHARES
OF COMMON STOCK OF SECURITY LAND & DEVELOPMENT CORPORATION
AT A PURCHASE PRICE OF $1.57 PER SHARE

WESTFIELD, NEW JERSEY -- April 7, 2017 - AB Value Partners, LP (“ABVP”) and AB Opportunity Fund, LLC (“ABOF”) announced today that they are commencing a tender offer for all of the outstanding shares of common stock of Security Land & Development Corporation (“SLDC”) at an offer price of $1.57 per share. The offer price represents a 25.6% premium over SLDC’s existing tender offer, which is an offer to purchase up to 2,526,247 shares (approximately 48.2% of the outstanding shares) of SLDC’s common stock from shareholders at a price of $1.25 per share.

The offer to purchase by ABVP and ABOF for $1.57 per share is scheduled to expire at 5:00 p.m., New York City time, on May 9, 2017.

Additional Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of common stock of SLDC or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the offer by ABVP and ABOF. The offer to purchase all of the issued and outstanding common stock of SLDC will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the tender offer statement on Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF SLDC ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. or by directing such requests to InvestorCom, Inc., by email at info@investor-com.com or telephone at (203) 972-9300.

Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, the tender offer for the SLDC common stock and the details and timing thereof. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of ABVP and ABOF and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.

Contact:
InvestorCom
65 Locust Avenue, Third Floor
New Canaan, CT  06840
Phone (203) 972-9300
Toll Free (877) 972-0090
Email:  info@investor-com.com